SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:                                 December 17, 1997


Date of earliest event
reported:                                       December 4, 1997




                         MAGELLAN HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter).


        Delaware                    1-6639                 58-1076737
-----------------------  ----------------------  -------------------------------
(State of incorporation)(Commission File Number)(IRS Employer Identification No)



3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia               30326
-----------------------------------------------------------------------------
         (Address of principal executive offices)                   (Zip Code)



               (404) 841-9200
---------------------------------------------------
(Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

         On December 4, 1997, the Registrant (the "Company" or "Magellan") acquired the outstanding common stock of Human Affairs International, Incorporated ("HAI"), a wholly-owned subsidiary of Aetna Insurance Company of Connecticut and a unit of Aetna U.S. Healthcare, Inc. ("AUSHC"), for approximately $122.1 million in cash. HAI manages the care of over 15 million covered lives through employee assistance programs and managed behavioral health plans. The Company funded the acquisition of HAI with cash on hand and will account for the acquisition of HAI using the purchase method of accounting.

         Subsequent to the consummation of the HAI acquisition, the Company may be required to make additional annual contingent payments over a five-year period of up to $60 million per year for an aggregate of $300 million, to AUSHC (the "Contingent Payments"). The amount and timing of the contingent payments will depend upon HAI's receipt of additional covered lives under two separate calculations. Under the first calculation, the Company may be required to pay up to $25 million per year for each of five years following the acquisition based on the net increase in "incremental lives" in specified products. Under the second calculation, the Company may be required to pay up to $35 million per year for each of five years based on the net cumulative increase in "HMO incremental lives" in certain products. The Company expects to fund the Contingent Payments, if any, with a combination of cash on hand, future cash flows from operations and amounts borrowed pursuant to its Revolving Credit Agreement.

         The total consideration in the HAI acquisition, including the potential Contingent Payments, was determined through arm's length negotiations between representatives of Magellan and AUSHC . No directors or officers of Magellan and its affiliates or AUSHC and its affiliates had any material relationship prior to the HAI acquisition.

         Magellan and its provider business affiliates and AUSHC and its health insurance and behavioral managed care affiliates transacted business in the ordinary course prior to the HAI acquisition.

         The Company and HAI entered into a Master Service Agreement with AUSHC whereby AUSHC and HAI will provide access to and coordinate the provision of behavioral health care services to AUSHC members. The Master Service Agreement covers approximately 58% of HAI's initial annual revenues.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

Financial Statements

         The following HAI Financial Statements, together with the independent auditors' reports thereon, are included herein:

1)       Audited Consolidated Balance Sheets as of December 31, 1996 and 1995;
2) Audited Consolidated Statements of Income for the years ended December 31, 1996 and 1995;
3) Audited Consolidated Statements of Stockholder's Equity for the years ended December 31, 1996 and 1995;
4) Audited Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995;
5)       Unaudited Consolidated Balance Sheet as of September 30, 1997;
6) Unaudited Consolidated Statements of Income for the nine months ended September 30, 1997 and 1996;
7) Unaudited Consolidated Statement of Stockholder's Equity for the nine months ended September 30, 1997 and
8) Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1996.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A Wholly Owned Subsidiary of Aetna Inc.)


                        Consolidated Financial Statements

                           December 31, 1996 and 1995


                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors and Stockholder of
Human Affairs International, Incorporated:

We have audited the accompanying consolidated balance sheets of Human Affairs International, Incorporated and subsidiaries, (a wholly owned subsidiary of Aetna Inc.), as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Human Affairs International, Incorporated and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                       /s/ KPMG Peat Marwick LLP
                                                       -------------------------
February 7, 1997, except as to
         note 10 which is as of
         February 27, 1997



           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                          (A Wholly Owned Subsidiary of Aetna Inc.)

                           CONSOLIDATED BALANCE SHEETS


                                                                                           September 30,         December 31,
                                                                                                          --------------------------
                                                                                              1997            1996           1995
                                                                                           ------------   -----------    -----------
                                  Assets                                                    (Unaudited)
Current assets:
       Cash and cash equivalents                                                           $36,255,658    $33,446,435    $22,294,437
       Receivables:
            Contract service  fees,  less  allowance  for  doubtful  accounts of
                 $68,422 at September 30, 1997 and December 31, 1996 and
                 $375,748 at December 31, 1995                                               6,771,313      6,364,124      6,206,738
            Related party (note 6)                                                           5,547,515      2,957,865      2,250,953
            Income taxes (note 3)                                                              130,188         99,584           --
            Other current assets                                                                29,162        423,471        269,180
            Deferred income taxes (note 3)                                                     364,629        364,629        419,309
                                                                                           -----------    -----------    -----------

                 Total current assets                                                       49,098,465     43,656,108     31,440,617
                                                                                           -----------    -----------    -----------

Property, equipment, and leasehold improvements, less accumulated
       depreciation and amortization (note 2)                                                  241,923        406,044        846,285
Cost in excess of net assets acquired of purchased subsidiaries, less accumulated amortization of $205,006 at September 30, 1997 and $143,504
       at December 31, 1996 and $61,502 at December 31, 1995 (note 8)                          615,016        676,518        758,520
Noncurrent deferred income taxes (note 3)                                                       56,751        364,498        808,821
Other assets                                                                                    21,033         63,006         62,995
                                                                                           -----------    -----------    -----------

                                                                                           $50,033,188    $45,166,174    $33,917,238
                                                                                           ===========    ===========    ===========

                   Liabilities and Stockholder's Equity

Current liabilities:
       Unearned contract service fees                                                      $ 4,260,590    $ 4,591,431    $ 4,832,356
       Accounts payable and accrued liabilities                                             11,776,208      8,231,292      6,948,838
       Related party (note 6)                                                                9,441,603      2,454,957      6,793,418
       Current installments of note payable (note 8)                                              --          333,333        333,333
       Current installments of noncompete and salary continuation
            agreements (note 7)                                                                   --             --          500,932
       Current installments of obligations under capital leases (note 5)                         7,098          7,058          9,453
       Income taxes payable (note 3)                                                         1,328,814           --          823,439
                                                                                           -----------    -----------    -----------

                 Total current liabilities                                                  26,814,313     15,618,071     20,241,769

Note payable, less current installments (note 8)                                                  --             --          333,333
Obligations under capital leases, less current installments (note 5)                             2,635         10,112         18,093
Other long-term liabilities                                                                      2,737          2,404         92,519

Stockholder's equity (notes 6 and 10):
       Common stock, no par value.  Authorized 50,000 shares;
            issued and outstanding 10,000 shares                                                 1,000          1,000          1,000
       Additional paid-in capital                                                                 --       11,092,000     11,092,000
       Retained earnings                                                                    23,212,503     18,442,587      2,138,524
                                                                                           -----------    -----------    -----------

                 Total stockholder's equity                                                 23,213,503     29,535,587     13,231,524

Commitments and contingencies (notes 5, 9 and 10)
                                                                                           -----------    -----------    -----------
                                                                                           $50,033,188    $45,166,174    $33,917,238
                                                                                           ===========    ===========    ===========

See accompanying notes to consolidated financial statements.




           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                        Consolidated Statements of Income

                                                                      Nine Months ended


                                                                         September 30,                   Year ended December 31,
                                                               -------------------------------       -------------------------------
                                                                   1997                1996               1996              1995
                                                               ------------       ------------       ------------       ------------
                                                                (Unaudited)        (Unaudited)

Revenues:
       Contract service fees (note 6)                          $ 88,845,581       $ 78,033,338       $105,923,687       $ 94,148,402
       Interest                                                   1,166,952          1,100,649          1,538,769          2,240,216
                                                               ------------       ------------       ------------       ------------

            Total revenues                                       90,012,533         79,133,987        107,462,456         96,388,618
                                                               ------------       ------------       ------------       ------------

Expenses (note 6):
       Operating costs                                           67,128,675         59,828,799         80,696,520         70,209,268
       Interest                                                         900                673              1,033              1,701
       Depreciation and amortization                                219,458            404,455            517,404            822,273
       Noncompete employment agreement (note 7)                        --              105,708            105,708            262,824
       Minority interest                                               --                 --                 --               71,524
                                                               ------------       ------------       ------------       ------------

            Total expenses                                       67,349,033         60,339,635         81,320,665         71,367,590
                                                               ------------       ------------       ------------       ------------

            Income before income taxes                           22,663,500         18,794,352         26,141,791         25,021,028

Income tax expense (note 3)                                       8,985,584          7,343,152          9,837,728          9,775,720
                                                               ------------       ------------       ------------       ------------

            Net income                                         $ 13,677,916       $ 11,451,200       $ 16,304,063       $ 15,245,308
                                                               ============       ============       ============       ============

See accompanying notes to consolidated financial statements.



          HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A Wholly Owned Subsidiary of Aetna Inc.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                      Nine months ended September 30, 1997
                           (unaudited) and years ended
                           December 31, 1996 and 1995



                                                                                                     Retained
                                                                                Additional           earnings              Total
                                                                Common           paid-in           (accumulated        stockholder's
                                                                 stock           capital             deficit)             equity
                                                            ------------       ------------        -------------       -------------
Balances at December 31, 1994                               $      1,000       $ 18,692,000        $   (706,784)       $ 17,986,216

Dividend to parent                                                  --                 --           (12,400,000)        (12,400,000)

Return of capital to parent                                         --           (7,600,000)               --            (7,600,000)

Net income                                                          --                 --            15,245,308          15,245,308
                                                            ------------       ------------        ------------        ------------

Balances at December 31, 1995                                      1,000         11,092,000           2,138,524          13,231,524

Net income                                                          --                 --            16,304,063          16,304,063
                                                            ------------       ------------        ------------        ------------

Balances at December 31, 1996                                      1,000         11,092,000          18,442,587          29,535,587

Dividend to parent (unaudited)                                      --                 --            (8,908,000)         (8,908,000)

Return of capital to parent (unaudited)                             --          (11,092,000)               --           (11,092,000)

Net income (unaudited)                                              --                 --            13,677,916          13,677,916
                                                            ------------       ------------        ------------        ------------

Balances at September 30, 1997 (unaudited)                  $      1,000       $       --          $ 23,212,503        $ 23,213,503
                                                            ============       ============        ============        ============

See accompanying notes to consolidated financial statements.




           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                      Consolidated Statements of Cash Flows

                                                                             Nine Months ended
                                                                               September 30,              Years ended December 31,
                                                                       ----------------------------    -----------------------------
                                                                            1997            1996            1996            1995
                                                                       ------------    ------------    ------------    -------------
                                                                        (Unaudited)    (Unaudited)
Cash flows from operating activities:
       Net income                                                      $ 13,677,916    $ 11,451,200    $ 16,304,063    $ 15,245,308
       Adjustments to reconcile net income to net cash provided
          by operating activities:
              Depreciation and amortization                                 219,458         404,455         517,404         822,273
              Loss on disposal of assets                                     41,776          10,378          32,066          77,260
              Increase (decrease) in allowance for doubtful accounts          7,407         150,000        (314,733)        314,733
              (Increase) decrease in contract service fees receivable      (414,595)     (2,127,925)        157,347         539,966
              Decrease (increase) in related party receivable            (2,589,650)       (152,662)       (706,912)       (196,706)
              Decrease (increase) in income tax receivable                  (30,604)      1,069,259         (99,584)           --
              Decrease (increase) in other current assets                   394,308         175,582        (154,291)         13,674
              Decrease in deferred tax assets                               307,747         470,598         499,003         167,190
              Decrease (increase) in other assets                            41,971              (9)            (11)          3,027
              Decrease in unearned contract service fees                   (330,840)       (557,382)       (240,925)       (234,116)
              Increase (decrease) in accounts payable and accrued
                 liabilities                                              3,544,916         820,325       1,282,454      (1,497,670)
              Increase (decrease) in payable to related party             6,986,646      (3,931,504)     (4,338,461)     (1,396,534)
              Increase (decrease) in noncompete and salary
                 continuation agreements payable                               --          (500,932)       (500,932)         34,180
              Increase (decrease) in income taxes payable                 1,328,814       1,050,060        (823,439)     (3,133,475)
              Increase (decrease) in other long-term liabilities                333         (72,764)        (90,115)       (331,729)
              Increase in minority interest                                    --              --              --            71,524
                                                                       ------------    ------------    ------------    ------------

                 Net cash provided by operating activities               23,185,603       8,258,679      11,522,934      10,498,905
                                                                       ------------    ------------    ------------    ------------

Cash flows from investing activities:
       Capital expenditures                                                 (39,696)        (44,698)        (35,895)       (209,328)
       Proceeds from disposal of fixed assets                                 4,087           4,949           8,668          34,818
       Distribution to minority interest                                       --              --              --          (309,610)
       Payment for purchase of minority interest (Note 8)                  (333,333)       (333,333)       (333,333)       (333,334)
                                                                       ------------    ------------    ------------    ------------

                 Net cash used in investing activities                     (368,942)       (373,082)       (360,560)       (817,454)
                                                                       ------------    ------------    ------------    ------------

Cash flows from financing activities:
       Principal payments on capital lease obligations                       (7,438)           --           (10,376)        (16,839)
       Return of capital to parent                                      (11,092,000)           --              --        (7,600,000)
       Dividends paid to parent                                          (8,908,000)           --              --       (12,400,000)
                                                                       ------------    ------------    ------------    ------------

                 Net cash used in financing activities                  (20,007,438)           --           (10,376)    (20,016,839)
                                                                       ------------    ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents                      2,809,223       7,885,597      11,151,998     (10,335,388)

Cash and cash equivalents, beginning of period                           33,446,435      22,294,437      22,294,437      32,629,825
                                                                       ------------    ------------    ------------    ------------

Cash and cash equivalents, end of period                               $ 36,255,658    $ 30,180,034    $ 33,446,435    $ 22,294,437
                                                                       ============    ============    ============    ============

Supplemental Disclosures of Cash Flow Information

Interest paid                                                          $        900    $        673    $      1,033    $      1,701
Income taxes paid                                                         7,138,190       5,559,681      11,647,990      12,742,005

Supplemental Disclosures of Noncash Investing and Financing Activities

Capital lease obligations incurred for office equipment                $       --      $       --      $       --      $     25,248
Note payable to a related party for acquisition of minority interest           --              --              --           666,666


See accompanying notes to consolidated financial statements.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995




(1)      Organization and Summary of Significant Accounting Policies

         (a)      Description of Business

                  Human Affairs International, Incorporated is a provider of employee behavioral health assistance programs and a managed behavioral health care company. The employee assistance programs are provided for clients' employees and their families and include the management of the delivery of behavioral health services that deal with personal problems that can interfere with an employee's well-being and job performance. These problems may include, among other things, psychological disorders, family or marital issues, alcohol and/or other drug abuse, stress, depression, and anxiety. The managed behavioral health care program manages the clinical services delivered for the treatment of psychiatric and/or substance abuse conditions through the process of negotiating clinical quality at a reasonable price in order to achieve optimal care. The Company provides services primarily throughout the Continental United States, Alaska, and Hawaii.

         (b)      Basis of Presentation

                  The accompanying consolidated financial statements include the accounts of Human Affairs International, Incorporated and its wholly owned subsidiaries, Human Affairs International of California, Incorporated and Human Affairs of Alaska which was an unincorporated joint venture in 1994 (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is a wholly owned subsidiary of Aetna Life Insurance Company (ALIC). The Company's ultimate parent is Aetna Inc. (the Parent). During 1996, Aetna Life and Casualty Company, the Company's former parent, merged with U.S. Healthcare, Inc. and each became a wholly owned subsidiary of a new holding company, Aetna Inc.

                  The unaudited consolidated condensed financial statements of the Company as of September 30, 1997, and for the nine-month periods ended September 30, 1997 and 1996, were prepared by the Company without audit. Certain information and

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



                  footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been made to present fairly the consolidated financial position and results of operations and cash flows for these periods. The results of operations for the period ended September 30, 1997, are not necessarily indicative of the expected results for the year ending December 31, 1997.

         (c)      Cash Equivalents

                  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consisted of money market funds of $31,693,520 and $21,901,800 at December 31, 1996 and 1995,
                  respectively. At December 31, 1996 and 1995, the book value of cash equivalents approximates fair value.

         (d)      Cost in Excess of Net Assets Acquired of Purchased
                  Subsidiaries

                  These costs represent the excess purchase price over the fair value of the net assets of acquired companies and are amortized on a straight-line basis over a period of ten years. During 1995, additional costs were incurred when the Company acquired the remaining interest of the Alaska Joint Venture. Amortization expense was $82,002 and $61,502 in 1996 and 1995, respectively.

         (e)      Property, Equipment, and Leasehold Improvements

                  Property, equipment, and leasehold improvements are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets which range from three to ten years.

         (f)      Revenue Recognition

                  Contract services fees are primarily determined on a monthly per capita amount and

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



                  are recognized over the life of the contract. Unearned contract service fees are billed or collected revenues that have not been recognized as income pending the performance of contract service obligations. These fees primarily represent 1 to 12 months of advance billings as specified in the contracts.

         (g)      Contract Service Costs

                  The direct operating costs associated with servicing the contracts are expensed as incurred and included in operating costs. These costs are directly related to the level and timing of the services provided. These direct operating costs are accrued as services are rendered and include estimates of the costs of services rendered but not yet reported. The Company accrues for losses on contracts when it is probable that the expected future service costs of a contract will exceed the service fees expected on the contract.

         (h)      Income Taxes

                  The Company is included in the consolidated federal income tax return of the Parent and the Parent's other subsidiaries. In accordance with a tax sharing arrangement, the Company's current federal income tax provisions are generally computed as if the Company were filing a separate federal income tax return; current income tax benefits, including those resulting from carrybacks, are recognized to the extent realized in the consolidated return.

                  Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial statement reporting amounts of assets and liabilities.

         (i)      Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



                  accompanying notes. Actual results could differ from those estimates.


         (j)      Reclassifications

                  Certain amounts in 1995 have been reclassified to conform to the 1996 presentation.

(2)      Property, Equipment, and Leasehold Improvements

         The components of property, equipment, and leasehold improvements follow:

                                           1996                   1995
                                      ----------------       ----------------
Property and equipment               $      3,785,868      $       4,252,318
Leasehold improvements                        180,693                186,111
                                      ----------------       ----------------

                                            3,966,561              4,438,429

Less accumulated depreciation
     and amortizaiton                       3,560,517              3,592,144
                                      ----------------       ----------------

                                     $        406,044      $         846,285
                                      ================       ================



(3)      Income Taxes

         Income tax expense consists of the following:

                                          Current       Deferred         Total
                                        ----------     ----------     ----------
Year ended December 31, 1996:
     U.S. federal                       $8,017,571     $  192,764     $8,210,335
     State and local                     1,598,406         28,987      1,627,393
                                        ----------     ----------     ----------

                                        $9,615,977     $  221,751     $9,837,728
                                        ==========     ==========     ==========
Year ended December 31, 1995:
     U.S. federal                       $8,109,809     $  145,335     $8,255,144
     State and local                     1,498,721         21,855      1,520,576
                                        ----------     ----------     ----------

                                        $9,608,530     $  167,190     $9,775,720
                                        ==========     ==========     ==========

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995




                  The following schedule reconciles the computed "expected" tax expense based on a U.S. federal corporate tax rate of 35 percent in effect for the year, to the tax expense reflected in the accompanying consolidated financial statements:

                                                       1996           1995
                                                   -----------    ------------
Computed "expected" tax expense                    $ 9,149,627    $  8,757,360
State tax (net of federal income tax benefit)        1,057,805         988,374
Change in beginning-of-year valuation allowance
     allocated to income tax expense                  (389,395)        (18,984)
Other                                                   19,691          48,970
                                                    ----------     -----------

         Total tax expense                         $ 9,837,728     $ 9,775,720
                                                    ==========     =============


         The significant components of deferred income tax expense for the years ended December 31, 1996 and 1995, are as follows:
                                                      1996           1995
                                                   ----------     ----------
Deferred tax expense (exclusive of the effects of
     other components listed below)                $  611,146     $  186,174
Decrease in beginning-of-year balance of the
     valuation allowance for deferred tax assets     (389,395)       (18,984)
                                                    ---------     ----------

                                                   $  221,751     $  167,190
                                                    =========     ==========

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



         The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below:

                                                       1996             1995
                                                   -----------     -------------
Deferred tax assets:
Accounts receivable, principally due to
     allowance for doubtful accounts              $     23,338     $    143,724
Deferred compensation, due to accrual for
     financial reporting purposes                           --          209,217
Accrued liabilities not deductible until paid
     for tax reporting purposes                        253,664          357,701
HMO claims accrued not yet reported                    255,795          122,219
Rent payable on long-term lease forfeiture, due
     to accrual for financial reporting purposes        32,558           93,407
Software expense                                       253,654          465,290
Amortization due to goodwill                            18,278            7,842
Tax credit carryforwards                                38,652           37,398
Net operating loss carryforward                             --          368,337
                                                   ------------     ------------

         Total gross deferred tax assets               875,939        1,805,135

         Less valuation allowance                      136,957          526,352
                                                   ------------     ------------

         Total deferred tax assets                     738,982        1,278,783
                                                   ------------     ------------
Deferred tax liabilities-fixed assets, due to
     differences in depreciation methods                (9,855)         (50,653)
                                                   ------------     ------------

         Net deferred tax assets                  $    729,127     $  1,228,130
                                                   ============     ============

Net current deferred tax assets                   $    364,629     $    419,309

Net noncurrent deferred tax assets                     364,498          808,821
                                                   ------------     ------------

                                                  $    729,127     $  1,228,130
                                                   ============     ============


The valuation allowance for deferred tax assets as of January 1, 1996 and 1995, was $526,352 and $545,336, respectively. The change in the total valuation allowance for the years ended December 31, 1996 and 1995, was a decrease of $389,395 and $18,984, respectively. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets will be recognized as an income tax benefit in the consolidated statements of operations. Management believes that it is more

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995




likely than not that the Company will realize the benefit of the net deferred tax asset in the future. During 1996, the Company utilized net operating loss carryforwards for tax return purposes of approximately $1,052,000.

(4)      Employee Retirement Plans

         The Company's employees are covered under the Parent's Employee Benefit Plans and are entitled to benefits earned under the plan through December 31, 1996. Eligible employees receive pension incentive savings, post retirement health care, and life insurance benefits. The aggregate charges to operations for all benefit plans are allocated by the Parent based upon measures appropriate for the nature of the service provided and are included in the overall benefits allocation from the Parent which approximates 23 percent of the Company's salaries and wages. The related liabilities are recorded on the Parent's financial statements.

(5)      Leases

         The Company is obligated under capital leases for equipment that expire at various dates during the next five years. At December 31, 1996 and 1995, equipment of $52,141 and $48,215 and related accumulated amortization of $34,971 and $33,258, respectively, were recorded under these capital leases. Amortization of assets held under capital leases is included in depreciation expense.

         The Company  leases office space and equipment  under  operating  lease
         agreements.   Rent  expense  under  these  leases  was  $4,092,214  and
         $3,685,159 in 1996 and 1995, respectively.

         Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1996 are as follows:

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



                                                                                                     Operating
                                                                                   Operating        Leases, net
                                                    Capital       Operating         sublease        of sublease
                                                    leases          leases          rentals           rentals
                                                   ----------     -----------     -------------     ------------

Year ending December 31:
     1997                                        $     8,261     $ 2,909,298     $     (83,444)   $   2,825,854
     1998                                              5,669       2,653,337                --        2,653,337
     1999                                              5,361       2,164,973                --        2,164,973
     2000                                                 --       1,698,488                --        1,698,488
     2001                                                 --       1,689,914                --        1,689,914
     Thereafter                                           --       5,913,232                --        5,913,232
                                                   ----------     -----------     -------------     ------------

         Total minimum lease payments                 19,291     $17,029,242     $     (83,444)   $  16,945,798
                                                                  ===========     =============     ============

Less amount representing interest at 9%                2,121
                                                   ----------

         Present value of net minimum
            capital lease payments                    17,170

Less current installments of obligations
     under capital leases                              7,058
                                                   ----------

         Obligations under capital leases,
            excluding current installments       $    10,112
                                                   ==========

(6)      Related Party Transactions

         The Company utilizes its network of providers to service existing contracts of the Parent in the area of focused psychiatric review
         (FPR), health maintenance organizations (HMO), managed choice (MC), and network services (NS). The Company provides behavioral health care and utilization management services to the Parent's members at a capitated rate per member per month. The Company recorded FPR revenue of
         approximately   $14.1  million  and  $14.5  million,   HMO  revenue  of
         approximately   $16.8   million  and  $9.5   million,   MC  revenue  of
         approximately  $27.8  million  and $19.4  million,  and NS  revenue  of approximately $4.5 million and $4.3 million in 1996 and 1995, respectively, from Parent company agreements. Related party receivables of $2,957,865 and $2,250,953 at December 31, 1996 and 1995,
         respectively, are due from the Parent for balances paid to the Parent from customers of the Company.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995



         Certain administrative and support functions of the Company are provided by the Parent and its affiliates. The consolidated financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of the services provided. The year ended December 31, 1996, was the first full year following the Parent company sale of its property/casualty division. As a result of this sale, the methodology of allocating the administrative and support functions performed by the Parent changed significantly. Accordingly, the amount allocated to the Company for the year ending December 31, 1996 increased significantly over what it had been in prior years. The Company was charged $15,159,017 and $8,399,540 during 1996 and 1995, respectively, for these allocated charges.

         The Company also rents furniture, fixtures, and equipment from the Parent. The rental expense for these items totaled $1,062,068 and $782,691 for December 31, 1996 and 1995, respectively. Additionally, the Parent pays certain direct costs on behalf of the Company such as payroll and office supplies which the Company then reimburses the Parent. Balances of $2,454,957 and $6,793,418 were payable to the Parent at December 31, 1996 and 1995, respectively, for these allocated charges and direct costs.

(7)      Non-Compete Employment Agreement

         During 1990, the Company terminated the employment of the officer and former sole stockholder of the Company. Pursuant to the terms of employment and noncompete agreements, the officer received annual compensation and benefits through June 9, 1996, paid ratably over the period. During the year ended December 31, 1996, the Company paid all remaining amounts due to this officer which amounted to $500,932.

(8)      Acquisition of Joint Venture

         On April 1, 1995, the Company purchased the remaining minority interest of Human Affairs of Alaska Joint Venture for $1,000,000. Of the total purchase price $333,334 was paid at closing, $333,333 was paid during 1996, and the remainder was paid in April 1997. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the acquired interest in assets and liabilities is stated at estimated fair values. This transaction resulted in costs in excess of net assets acquired of approximately $820,000.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                    (A Wholly Owned Subsidiary of Aetna Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995




         The Former Joint Venture Partner entered into Personal Services and Bonus Agreements with the Company wherein the Former Joint Venture Partner has agreed to serve as an employee of the Company through March 2000.

(9)      Commitments and Contingencies

         The Company is involved in certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a significant effect on the Company's consolidated financial statements.

(10)     Subsequent Event

         On February 27, 1997, $20,000,000 was paid to the Parent. This payment represented a return of capital of $11,092,000 and a dividend of $8,908,000.

Unaudited Pro Forma Consolidated Financial Information

         The Unaudited Pro Forma Consolidated Financial Statements are based on the historical presentation of the consolidated financial statements of Magellan and the historical operating results and financial position of HAI. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended September 30, 1997 give effect to the HAI acquisition as if it had been completed on October 1, 1996. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1997 also gives effect to the Crescent Transactions (as hereinafter described), which were consummated on June 17, 1997. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997 gives effect to the HAI acquisition as if it had occurred on September 30, 1997. The pro forma consolidated statements of operations and balance sheets do not give effect to hospital acquisitions and closures (prior to the Crescent Transactions) during fiscal 1997 as such transactions and events are not considered material to the pro forma presentation.

         The Crescent Transactions resulted in (i) the sale of substantially all of the Company's domestic provider real estate and related equipment (the "Purchased Facilities") to Crescent Real Estate Equities Limited Partnership ("Crescent") for $417.2 million (before costs estimated at $16.0 million) and the Crescent Operating, Inc. ("COI") warrants ("COI Warrants") to acquire 2.5% of the outstanding common stock of COI, (ii) the creation of Charter Behavioral Health System, LLC ("CBHS"), which is 50% owned by both the Company and COI and engages in the behavioral healthcare provider business, (iii) the Company's entry into the healthcare franchising business and (iv) the issuance by Magellan of 2,566,622 warrants to Crescent and COI (1,283,311 Warrants each) with an exercise price of $30 per share. CBHS leases the Purchased Facilities from Crescent under a twelve-year operating lease ("Facilities Lease) (subject to renewal) for $41.7 million annually, subject to adjustment, with a 5% escalator, compounded annually. The Warrants issued to Crescent and COI have been valued at $25 million in the Company's Balance Sheet. The exercise price of the COI
Warrants is $18.32. The COI Warrants have been ascribed no value in the Company's Balance Sheet as the COI Warrants have nominal fair value. The Company accounts for its 50% investment in CBHS under the equity method of accounting, which significantly reduces the revenues and related operating expenses presented in the Company's Statement of Operations. Divested Operations in the Pro Forma Statements of Operations represent the businesses that are being operated by CBHS after the closing of the Crescent Transactions. CBHS includes a significant portion of the business included in Magellan's provider business segment and a portion of Magellan's corporate overhead. A summary of Magellan's provider business operations for the year ended September 30, 1997 is as follows (in thousands):

                                                                                    Earnings
                                                                                Before Interest,
                                                                                  Income Taxes
                                                                                      and                   Depreciation
                                                        Net Revenue            Minority Interest          and Amortization
                                                   ---------------------     ---------------------     ---------------------
CBHS                                               $            555,324      $             63,169      $             20,073
Hospital-based joint ventures                                    99,962                    13,081                     3,205
European hospitals                                               29,236                     6,975                     1,221
Other                                                            45,130                    31,249                        29
                                                   ---------------------     ---------------------     ---------------------
                                                   $            729,652      $            114,474      $             24,528
                                                   =====================     =====================     =====================

         The Company incurred a loss before income taxes, minority interest and extraordinary items of approximately $59.9 million as a result of the Crescent Transactions, which was recorded during the year ended September 30, 1997.

         The Unaudited Pro Forma Statements of Operations presentation assumes that the net proceeds from the Crescent Transactions are deposited with no investment return after payment of indebtedness outstanding under the Company's Revolving Credit Agreement and industrial revenue bonds for certain of the Purchased Facilities. The remaining net proceeds from the Crescent Transactions are assumed to be partially utilized to fund the HAI acquisition. If the remaining net proceeds from the Crescent Transactions (after funding the HAI acquisition) were assumed to be invested at Magellan's historic temporary cash investment rate of 5.5% for the year ended September 30, 1997 pro forma consolidated net income and net income per common share would be $47.4 million and $1.61 (primary) and $1.57 (fully diluted), respectively, for the year ended September 30, 1997.

         The Unaudited Pro Forma Consolidated Financial Statements do not purport to be indicative of the results that actually would have been obtained if the operations had been conducted as presented and they are not necessarily indicative of operating results to be expected in future periods. The Unaudited Pro Forma Consolidated Financial Statements and notes thereto should be read in conjunction with the historical consolidated financial statements and notes thereto of Magellan, which are incorporated herein by reference and HAI, which appear elsewhere herein.



                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)
                      For The Year Ended September 30, 1997
                    (in thousands, except per share amounts)


                                                       Divested
                                                      Operations -
                                        Magellan       Crescent        Pro Forma         Pro Forma
                                      As Reported     Transactions    Adjustments        Combined            HAI
                                     -------------- --------------  --------------    --------------   --------------
Net Revenue                          $   1,210,696  $    (555,324)  $      55,463 (1) $     710,835    $     116,736
                                     -------------- --------------  --------------    --------------   --------------

Salaries, cost of care and other
   operating expenses                      978,513       (426,862)          4,719 (2)       556,370           88,002
Bad debt expense                            46,211        (42,720)              0             3,491                0
Depreciation and amortization               44,861        (20,073)           (177)(3)        24,611              312
Interest, net                               45,377         (3,233)         (6,833)(4)        35,311           (1,604)
Stock option expense                         4,292              0               0             4,292                0
Equity in loss of CBHS                       8,122              0          12,028 (5)        20,150                0
Loss on Crescent Transactions               59,868              0         (59,868)(6)             0                0
Unusual items                                  357         (2,500)              0            (2,143)               0
                                     -------------- --------------  --------------    --------------   --------------

                                         1,187,601       (495,388)        (50,131)          642,082           86,710
                                     -------------- --------------  --------------    --------------   --------------
Income before income taxes
     and minority interest                  23,095        (59,936)        105,594            68,753           30,026
Provision for income taxes                   9,238        (23,974)         42,238 (7)        27,502           11,480
                                     -------------- --------------  --------------    --------------   --------------
Income before minority interest             13,857        (35,962)         63,356            41,251           18,546
Minority interest                            9,102              0               0             9,102                0
                                     -------------- --------------  --------------    --------------   --------------

Net income                           $       4,755  $     (35,962)  $      63,356     $      32,149 (4)$      18,546
                                     ============== ==============  ==============    ==============   ==============

Average number of common
    shares outstanding - primary            29,474                                           29,474
                                     ==============                                   ==============

Average number of common
    shares outstanding-fully diluted        30,167                                           30,167
                                     ==============                                   ==============

Net income per common
     share - primary                 $        0.16                                 $           1.09 (4)
                                     ==============                                   ==============

Net income per common
     share - fully diluted           $        0.16                                 $           1.07 (4)
                                     ==============                                   ==============




                                       Pro Forma        Pro Forma
                                      Adjustments      Consolidated
                                    --------------   ---------------

Net Revenue                         $     (13,885)(8)$      813,686
                                    --------------   ---------------

Salaries, cost of care and other
   operating expenses                     (10,914)(9)       633,458
Bad debt expense                                0             3,491
Depreciation and amortization               3,948 (10)       28,871
Interest, net                                   0            33,707
Stock option expense                            0             4,292
Equity in loss of CBHS                          0            20,150
Loss on Crescent Transactions                   0                 0
Unusual items                                   0            (2,143)
                                    --------------   ---------------

                                           (6,966)          721,826
                                    --------------   ---------------
Income before income taxes
     and minority interest                 (6,919)           91,860
Provision for income taxes                 (2,768)(11)       36,214
                                    --------------   ---------------
Income before minority interest            (4,151)           55,646
Minority interest                               0             9,102
                                    --------------   ---------------

Net income                          $      (4,151)   $       46,544 (12)
                                    ==============   ===============

Average number of common
    shares outstanding - primary                             29,474
                                                     ===============

Average number of common
    shares outstanding-fully diluted                         30,167
                                                     ===============

Net income per common
     share - primary                                 $         1.58 (12)
                                                     ===============


 Net income per common                               $         1.54 (12)
      share - fully diluted                          ===============







     See Notes to the Pro forma Consolidated Financial Statements(Unaudited)




                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                               September 30, 1997
                                 (In thousands)

                                     ASSETS

                                                               Magellan                  Pro Forma        Pro Forma
                                                              as Reported      HAI      Adjustments      Consolidated
                                                              -----------  ---------    -----------      ------------
Current Assets:
       Cash and cash equivalents ..........................   $ 372,878    $  36,256    $ (122,100)(13)  $   275,830
                                                                                            (4,500)(13)
                                                                                            (6,704)(13)

       Accounts receivable, net ...........................     107,998        6,771         --              114,769
       Other ..............................................      26,162          524          (495)(15)       26,191
                                                              ---------    ---------    ----------       -----------

            Total Current Assets ..........................     507,038       43,551      (133,799)          416,790

Assets Restricted for Settlement of Unpaid
       Claims and Other Long-Term Liabilities .............      87,532         --           --               87,532

Property and Equipment:
       Land ...............................................      11,667         --           --               11,667
       Buildings and improvements .........................      70,174          179         --               70,353
       Equipment ..........................................      63,719        2,286         1,535 (14)       67,540
                                                              ---------    ---------    ----------       -----------

                                                                145,560        2,465         1,535           149,560
       Accumulated depreciation ...........................     (37,038)      (2,224)        2,224 (14)      (37,038)
                                                              ---------    ---------    ----------       -----------

                                                                108,522          241         3,759           112,522
       Construction in progress ...........................         692         --           --                  692
                                                              ---------    ---------    ----------       -----------

                                                                109,214          241         3,759           113,214

Other long-term assets ....................................      20,893           21         --               20,914
Deferred income tax assets ................................       1,158           57           (57)(15)        1,158
Investment in CBHS ........................................      16,878         --           --               16,878
Goodwill, net .............................................     114,234          615        82,673 (16)      197,522
Other intangible assets, net ..............................      38,673         --          20,668 (16)       59,341
                                                              ---------    ---------    ----------       -----------

                                                              $ 895,620    $  44,485    $  (26,756)      $   913,349
                                                              =========    =========    ==========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
       Accounts payable ...................................   $  45,346        4,530    $   (3,894)(17)  $    45,982
       Accrued liabilities ................................     170,429       16,729           352 (18)      187,510
       Current maturities of long-term debt and
           capital lease obligations ......................       3,601            7         --                3,608
                                                              ---------    ---------    ----------       -----------

            Total Current Liabilities .....................     219,376       21,266        (3,542)          237,100

Long-term debt and capital lease obligations ..............     391,693            3         --              391,696
Reserve for unpaid claims .................................      49,113         --           --               49,113
Deferred credits and other long-term liabilities ..........      16,110            2         --               16,112
Minority interest .........................................      61,078         --           --               61,078
Commitments and contingencies
Stockholders' equity:
       Common stock .......................................       8,361            1            (1)(19)        8,361
       Additional paid-in capital .........................     340,645         --           --              340,645
       Accumulated deficit ................................    (129,955)      23,213       (23,213)(19)     (129,955)
       Warrants outstanding ...............................      25,050         --           --               25,050
       Common stock in treasury ...........................     (82,731)        --           --              (82,731)
       Cumulative foreign currency adjustments ............      (3,120)        --           --               (3,120)
                                                              ---------    ---------    ----------       -----------

            Total stockholders' equity ....................     158,250       23,214       (23,214)          158,250
                                                              ---------    ---------    ----------       -----------

                                                              $ 895,620    $  44,485    $  (26,756)      $   913,349
                                                              =========    =========    ==========       ===========


    See Notes to the Pro Forma Consolidated Financial Statements(Unaudited)

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) The pro forma adjustment to net revenue represents Franchise Fees paid to Magellan by CBHS pursuant to the Master Franchise Agreement for the 259 days ended June 16, 1997. As part of the Crescent Transactions, CBHS leases the Purchased Facilities from Crescent under the Facilities Lease. The annual base rent under the Facilities Lease begins at $40 million for pro forma purposes and escalates 5% per year, compounded annually. The Subordination Agreement between the Company and Crescent provides that the Franchise Fees are subordinated in payment to the $40 million annual base rent, 5% escalator rent and the additional rent under the Facilities Lease due Crescent, in certain circumstances. The Company will be entitled to pursue all available remedies for breach of the Master Franchise Agreement, except that the Company does not have the right to take any action that could reasonably be expected to force CBHS into bankruptcy or receivership. If CBHS encounters a decline in earnings or financial difficulties, such amounts due Crescent will be paid before any Franchise Fees are paid. The Company receives from CBHS initial Franchise Fees of $78.3 million, subject to increase. The Company provides CBHS with an array of services, including advertising and marketing assistance, risk management services, outcomes monitoring, consultation with respect to matters relating to CBHS' business in which the Company has expertise and the Company's operation of a telephone call center utilizing the "1-800-CHARTER" telephone number.

(2) The pro forma adjustments to salaries, supplies and other operating expenses represent fees payable to CBHS of $7.6 million for the 259 day period ended June 16, 1997 for the management of hospital-based businesses controlled by Magellan that are less than wholly-owned by Magellan, net of reductions in corporate overhead of $2.9 million for the 259 day period ended June 16, 1997, related to the transfer of existing personnel and functions between Magellan and CBHS. Magellan personnel transferred to CBHS and incremental corporate overhead occurred primarily in the human resources, legal and finance and accounting functions.

(3) The pro forma adjustment to depreciation and amortization represents the amortization expense related to intangible assets that became impaired as a result of the Crescent Transactions.

(4) The pro forma adjustment to interest expense, net, represents reductions in interest expense as a result of paying off the outstanding borrowings under the Revolving Credit Agreement with no assumed investment of the excess proceeds from the Crescent Transactions. If the excess proceeds from the Crescent Transactions were assumed to be invested at Magellan's historic temporary cash investment rate of 5.5% for the year ended September 30, 1997, pro forma combined net income and net income per common share would be $36.8 million and $1.25 (primary) and $1.22 (fully diluted) respectively, for the year ended September 30, 1997.

(5) The pro forma adjustments to equity in loss of CBHS represent Magellan's percentage interest (50%) in CBHS' pro forma loss for the 259 day period ended June 16, 1997. Magellan's investment in CBHS is accounted for under the equity method of accounting. The timing and terms of a 10% equity interest grant to CBHS management will be addressed by the governing board of CBHS at a later date. The Company anticipates that the granting of a 10% equity interest to CBHS management will result in equally shared dilution of ownership interest between Magellan and COI and that the grant will be at an exercise price at least equal to the fair value of the underlying equity at the date of grant, which will not result in compensation expense under the provisions of APB Opinion 25. Magellan's ownership interest in CBHS is reflected at its initial ownership percentage of 50% for the purposes of computing pro forma equity in loss of CBHS. The Condensed Pro Forma Statements of Operations are as follows (in thousands):




                                                            For the Year Ended
                                                            September 30, 1997
                                          ------------------------------------------------------------------------
                                                            CBHS
                                                         Operations -
                                                        106 Days Ended
                                           Divested      September 30,   Pro Forma        Pro Forma
STATEMENTS OF OPERATIONS:                 Operations        1997        Adjustments       Consolidated
                                          ----------    --------------  -----------       ------------

Net revenue                               $  555,324    $   213,730     $     2,565 (i)   $    771,619
                                          -----------   ------------    ------------      ------------

Salaries, supplies and other
  operating expenses                         426,862        210,277         103,723 (ii)       740,862
Bad debt expense                              42,720         17,437              --             60,157
Depreciation and amortization                 20,073            668         (17,333)(iii)        3,408
Interest, net                                  3,233          1,592             167 (iv)         4,992
Unusual items                                  2,500             --              --              2,500
                                          -----------   ------------    ------------      ------------
                                             495,388        229,974          86,557            811,919
                                          -----------   ------------    ------------      ------------
Income (loss) before income taxes             59,936        (16,244)        (83,992)           (40,300)
Provision for income taxes                    23,974             --         (23,974)(v)             --
                                          -----------   ------------    ------------      ------------

     Net income (loss)                    $   35,962    $   (16,244)    $   (60,018)      $    (40,300)
                                          ===========   ============    ============      ============

(i) Fees from Magellan for the management of hospital-based businesses controlled by Magellan that are less than wholly-owned by Magellan (See
     Note 2) less non-recurring collection fees receivable from Magellan of approximately $5.0 million during the 106 days ended September 30, 1997.

(ii) The pro forma adjustments to salaries, supplies and other operating expenses are as follows (000's):

     Franchise Fees (See Note 1)                      $               55,463
     Rent Expense under the Facilities Lease                          44,665
     Additional Corporate Overhead (See Note 2)                        3,595
                                                      -----------------------
                                                      $              103,723
                                                      =======================

(iii)The pro forma adjustment to depreciation and amortization represents the decrease in depreciation expense as a result of the sale of property and equipment to Crescent by Magellan and the elimination of amortization expense related to impaired intangible assets.

(iv) The pro forma adjustment to interest, net, is computed as follows (000's):

     Interest expense on serviced IRBs                $               (3,233)
     Interest expense for new borrowings                               3,400
                                                      -----------------------
                                                      $                  167
                                                      =======================
     Average borrowings                                               60,000
     Borrowing rate                                                        8.%
                                                      -----------------------
                      Annual Interest                 $                4,800
                                                      =======================
                    259 Days Interest                 $                3,400
                                                      =======================

(v) CBHS is a limited liability company. Accordingly, no tax benefit is presented as the tax consequences of CBHS ownership will pass through to Magellan and COI.

(6) The pro forma adjustment to Loss on Crescent Transactions represents the elimination of the non-recurring losses incurred by Magellan as a result of consummating the Crescent Transactions on June 17, 1997.

(7) The pro forma adjustments to provision for income taxes represent the tax expense related to the pro forma adjustments at the Company's historic effective tax rate of 40%.

(8) The pro forma adjustments to net revenue represents the effect of renegotiated contractual rates between HAI and AUSHC as a direct result of the acquisition of HAI by Magellan.

(9) The pro forma adjustments to salaries, cost of care and other operating expenses represents the elimination of AUSHC's overhead allocation to HAI of $17.2 million for the year ended September 30, 1997, less bonus expense of $1.1 million for the year ended September 30, 1997, that was reflected in AUSHC's financial statements for HAI's benefit and expenses of $5.1 million that HAI will incur to absorb corporate functions previously performed by AUSHC. The AUSHC corporate functions absorbed by HAI include, but are not limited to, information technology, human resources and legal. Magellan does not anticipate incurring any additional corporate overhead as a result of the HAI acquisition.

(10) The pro forma adjustments to depreciation and amortization represents (i) the change in the depreciation of HAI equipment relating to the adjustment of HAI equipment to fair value and (ii) the change in amortization expense which resulted from the adjustments to intangible assets recorded as part of the HAI purchase price allocation. The calculation of the adjustments are summarized below (in thousands):

         Estimated Fair Value of Property and Equipment               $   4,000
         Estimated Useful Life (Years)                                /       5
                                                                      ---------
                  Estimated Annual Depreciation                       $     800
                                                                      =========
         Estimated Goodwill                                           $  83,288
         Estimated Useful Life                                        /      40
                                                                      ---------
                  Estimated Annual Amortization                           2,082
                                                                      =========
         Estimated Other Intangible Assets (primarily client lists)   $  20,668
         Estimated Useful Life                                        /      15
                                                                      ---------
                  Estimated Annual Amortization                       $   1,378
                                                                      =========

         Total Estimated Depreciation and Amortization                $   4,260
         HAI Historical Depreciation and Amortization                 $    (312)
                                                                      ---------
                  Pro Forma Adjustment                                $   3,948
                                                                      =========
         The allocation of the HAI purchase price to equipment, goodwill and identifiable intangible assets above and estimated useful lives are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals for such assets.

         Subsequent to the consummation of the HAI acquisition, the Company may be required to make Contingent Payments during the first five Contract Years to AUSHC of up to an aggregate of $300 million. The Contingent Payments, if any, would be recorded as goodwill and client lists, which would result in estimated additional annual amortization expense of $11 million to $13 million in future periods. The maximum Contingent Payment attributable to each Contract Year is $60 million.

(11) The pro forma adjustments to provision for income taxes represent the tax expense related to the pro forma adjustments at the Company's historic effective tax rate of 40%.

(12) If the remaining excess proceeds from the Crescent Transactions (after the HAI acquisition) were assumed to be invested at Magellan's historic temporary cash investment rate, pro forma consolidated net income and net income per common share would be $48.0 million and $1.63 (primary) and $1.59 (fully diluted), respectively, for the year ended September 30, 1997.

(13) The pro forma adjustments to cash and cash equivalents represent (i) the use of cash on hand to fund the HAI purchase price of $122.1 million and related transaction costs of $4.5 million and (ii) estimated working capital settlement payment to AUSHC as agreed to by the parties in the Stock Purchase Agreement, as amended.

(14) The pro forma adjustments to equipment and accumulated depreciation represents the changes necessary to value HAI equipment at fair value.

(15) The pro forma adjustment to other current assets and deferred income tax assets represents the elimination of HAI tax obligations that will remain with AUSHC after the closing.

(16) The pro forma adjustments to goodwill and other intangible assets represents additions to effect for the HAI purchase price allocation. See Note 10 for further information regarding the nature of HAI intangible assets.

(17)     The  pro  forma   adjustments  to  accounts   payable   represents  the
         elimination of related party balances between HAI and AUSHC.

(18) The pro forma adjustment to accrued liabilities represents certain liabilities assumed by Magellan from AUSHC that were reflected in AUSHC's financial statements, including accrued vacation and accrued incentive, offset by the elimination of current income taxes payable that will remain with AUSHC after the closing.

(19) The pro forma adjustments to common stock and accumulated deficit represent the elimination of the net balance of HAI's stockholder's equity.

Exhibits

2(a) Stock  Purchase  Agreement,  dated August 5, 1997,  between the Company and
     Aetna Insurance Company of Connecticut.

2(b) Master Service Agreement,  dated August 5, 1997, between the Company, Aetna
     U.S. Healthcare, Inc. and Human Affairs International, Incorporated.

2(c) Amendment to Stock Purchase Agreement,  dated December 4, 1997, between the
     Company and Aetna Insurance Company of Connecticut.

2(d) First Amendment to Master Services Agreement, dated December 4, 1997, between the Company, Aetna U.S. Healthcare, Inc. and Human Affairs International, Incorporated.

23(a) Consent of KPMG Peat Marwick LLP.

99(a) Press release, dated August 5, 1997.

99(b) Press release, dated December 5, 1997

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: December 17, 1997                         Magellan Health Services, Inc.

                                                 By: /s/ Craig L. McKnight
                                                 ------------------------------
                                                 Executive Vice President and
                                                 Chief Financial Officer